Member of Deloitte Touche Tohmatsu Limited Deloitte LLP 2000 Manulife Place 10180 - 101 Street Edmonton AB T5J 4E4 Canada Tel: 780-421-3611 Fax: 780-421-3782 www.deloitte.ca Consent of Independent Auditors We consent to the incorporation by reference in Registration Statement No. 333-218848 on Form S-3, and No. 333-174039 on Form S-8 of Thermon Group Holdings, Inc., of our report dated January 12, 2018, related to the consolidated financial statements of CCI Thermal Technologies Inc. as of July 31, 2017 and 2016, and for each of the three years in the period ended July 31, 2017 appearing in this Current Report on Form 8-K of Thermon Group Holdings, Inc. /s/ Deloitte LLP Chartered Professional Accountants January 16, 2018